Exhibit (a)(5)(viii)

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News Release

September 20, 2004

                      TELUS extends offers for Microcell

Vancouver, B.C. - Rogers Wireless Communications Inc. ("Rogers Wireless"), Rogers Communications Inc. ("RCI") and Microcell Telecommunications Inc. ("Microcell") jointly announced earlier today that Rogers Wireless and Microcell had entered into an agreement under which Rogers Wireless will make an all cash take-over bid for Microcell's securities.

In light of this development, TELUS Corporation (TSX: T, T.A; NYSE: TU) today announced that it had extended its all-cash offers to purchase all of the issued and outstanding publicly traded shares (TSX: MT.A, MT.B) and warrants (TSX: MT.WT.A, MT.WT.B) of Microcell with a view to evaluating the terms and conditions of the Rogers bid and the likelihood of that bid being completed. TELUS will continue to assess its options with respect to any further extensions and amendments to its bid once the Rogers bid is available.

The TELUS offers, as extended, will be open for acceptance until 9 p.m., Toronto time, on October 12, 2004, unless further extended or withdrawn. The TELUS offers were previously scheduled to expire at 9 p.m., Toronto time, on September 20, 2004. The TELUS offers are otherwise unchanged, and continue to be for Cdn.$29 per Class A restricted voting share and Class B non-voting share, Cdn.$9.67 per Warrant 2005 and Cdn.$8.89 per Warrant 2008. A Notice of Extension will be mailed to the security holders of Microcell as soon as is practicable.

As of the close of business on September 20, 2004, 837 class A restricted voting shares, 172,311 class B non-voting shares, 91,166 Warrants 2005 and 91,398 Warrants 2008 of Microcell had been deposited to the offers and not withdrawn from the offers.

About the Offers

TELUS has retained RBC Capital Markets to act as its financial advisor in connection with the offers. RBC Dominion Securities Inc. and RBC Capital Markets Corporation are acting in Canada and the United States, respectively, as dealer managers in connection with the offers. Questions and requests for assistance may be directed to RBC Dominion Securities Inc. in Canada (416-842-7519 or toll free at 1-888-720-1216), to RBC Capital Markets Corporation in the United States (415-633-8513 or toll free at 1-888-720-1216) or to the Depositary for the Offers, Computershare Trust Company of Canada (toll free at 1-866-982-8786). Additional copies of the Offers to Purchase and Circular dated May 17, 2004, the accompanying Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery, the Notice of Extension and Variation dated June 22, 2004, the Notice of Extension dated July 22, 2004, the Notice of Extension dated August 20, 2004, and the Notice of Extension dated September 20, 2004, may be obtained without charge on request from the Dealer Managers or the Depositary.

About TELUS

TELUS is Canada's second largest telecommunications company with more than Cdn$7 billion of annual revenue, more than 4.8 million network access lines and more than 3.6 million wireless subscribers. The company provides subscribers across Canada with a full range of telecommunications products and services utilizing next-generation Internet-based technologies, including data and voice services through TELUS Communications Inc. and wireless services through TELUS Mobility.

This press release may contain forward-looking statements. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to this bid, include, among others: realization of tax and other synergies, including reduced network expenses and subscriber churn rates, success in migrating subscribers and integrating certain systems and processes, and achieving long-term leverage targets, as well as other risk factors listed from time to time in TELUS' reports, comprehensive public disclosure documents including the Annual Information Form, and in other filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov).

THIS PRESS RELEASE IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES AND WARRANTS OF MICROCELL. THE SOLICITATION AND THE OFFERS TO PURCHASE MICROCELL SHARES AND WARRANTS ARE ONLY BEING MADE PURSUANT TO THE OFFERS TO PURCHASE AND CIRCULAR DATED MAY 17, 2004, AS EXTENDED AND VARIED, AND RELATED OFFER MATERIALS THAT TELUS HAS FILED WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH DOCUMENTS CAREFULLY BECAUSE THEY INCLUDE IMPORTANT INFORMATION INCLUDING THE TERMS AND CONDITIONS OF THE OFFERS. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY TELUS WITH THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM TELUS INVESTOR RELATIONS.

                                     -30-

Investor Relations contacts                             Media contacts
John Wheeler                                            Nick Culo
780-493-7310                                            780-493-7236
john.wheeler@telus.com                                  nick.culo@telus.com

                                                        Mark Langton
                                                        416-684-3454
                                                        mark.langton@telus.com